Exhibit 99.3

JOINT FILING AGREEMENT

The undersigned hereby agree that they are filing this statement on Schedule 13D jointly pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended. Each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. In accordance with Rule 13d-1(k)(1), as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them to such a statement on Schedule 13D with respect to the Common stock or other securities of Speedway Motorsports, Inc. beneficially owned by each of them. Each of the undersigned hereby expressly authorizes each other party to file on its behalf any and all amendments to such statement. This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this agreement as of the 20th day of December, 2012.

O. BRUTON SMITH

By:	/s/ William R. Brooks, Attorney-In-Fact
William R. Brooks
Attorney-In-Fact

SONIC FINANCIAL CORPORATION

By:	/s/ William R. Brooks
William R. Brooks
Vice President

OBS HOLDINGS, LLC

By:	/s/ William R. Brooks
William R. Brooks
Vice President